Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is made between Checkmate Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Barry Labinger (the “Executive”). The Company together with the Executive shall be referred to as the “Parties”.

WHEREAS, the Parties entered into an Employment Agreement dated November 26, 2018 (as amended by Amendment No. 1 to Employment Agreement, the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Company and the Executive each retained the right to terminate the Executive’s employment by the Company without any breach of the Employment Agreement under the circumstances set forth in Section 2 of the Employment Agreement;

WHEREAS, the Executive’s employment will end on October 27, 2021 (the “Date of Termination”) pursuant to Section 2(b)(ii)(C) of the Employment Agreement;

WHEREAS, this Agreement is the “Separation Agreement and Release” referred to in the Employment Agreement;

WHEREAS, if the Executive enters into, does not revoke and complies with this Agreement, the Executive will be eligible to receive the severance pay and benefits as described in this Agreement pursuant to Section 4(c) of the Employment Agreement (as amended); and

WHEREAS, the Parties agree that this Agreement satisfies the notice requirement set forth in Section 2(b)(ii)(C) of the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Ending of Employment. The Executive’s employment with the Company will end on the Date of Termination. During the period between October 22, 2021 and the Date of Termination the Executive shall not perform services or communicate on behalf of the Company without prior authorization from the Company’s Board of Directors (the “Board”). Consistent with the terms of the Employment Agreement, the Executive shall be deemed to have resigned from all officer and director positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the Date of Termination, including as a member of the Board. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations. By entering into this Agreement, the Executive acknowledges and agrees that the payments and benefits set forth in this Agreement are the exclusive payments and benefits to be paid to the Executive in connection with the ending of his employment and that he is not entitled to any other severance pay, benefits or equity rights, or garden leave pay including without limitation pursuant to any severance plan, program or arrangement.

2. Accrued Obligations. The Executive acknowledges and agrees that in connection with the ending of his employment, and regardless of whether this Agreement becomes effective, the Company shall pay or provide to the Executive the following “Accrued Obligations” as set forth in Section 4(a) of the Employment Agreement: (i) the portion of Executive’s Base Salary (as defined in the Employment Agreement) that has accrued prior to the Date of Termination and has not yet been paid; (ii) pay for earned but unused vacation time, and (iii) the amount of any expenses properly incurred by Executive on behalf of Company prior to the Date of Termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

In addition, regardless of whether this Agreement becomes effective, the Executive will be provided with information regarding the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under separate cover. Any COBRA continuation coverage will be at the Executive’s own cost, except as provided in Section 3(b) below.

3. Severance Pay and Benefits. In exchange for the Executive entering into, not revoking and complying with this Agreement, the Executive will be entitled to the following “Severance Pay and Benefits”:

(a) an amount equal to 12 months of the Executive’s Base Salary (the “Severance Amount”); and

(b) if the Executive was participating in the Company’s group health, dental and/or vision plans immediately prior to the Date of Termination and properly elects to continue health coverage under COBRA, then, the Company shall continue to provide Executive medical insurance coverage at no cost to Executive to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination until the earliest of the following: (i) the first anniversary of the Date of Termination; (ii) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan or otherwise through other employment; or (iii) the cessation of the Executive’s continuation coverage rights under COBRA. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Executive or that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company may convert such payments to payroll payments directly to the Executive for the time period specified above; and such payments shall be subject to tax-related deductions and withholdings and shall be paid on the Company’s regular payroll dates. Any other premiums or costs of COBRA continuation coverage not provided above (including, without limitation, for any COBRA coverage after the time period set forth above) shall be at the sole expense of the Executive.

The amounts payable under this Section 3, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

4. Equity. The Executive’s equity incentive award(s) will remain subject in all respects to the Company’s 2015 Stock Option and Grant Plan and 2020 Stock Option and Grant Plan and the applicable stock option agreement(s) (together, the “Equity Documents”), provided if the Executive enters into this Agreement: (i) all of the Executive’s unvested time-based equity awards that would have vested on or before January 27, 2022 shall accelerate and become vested as of the Date of Termination; and (ii) the Company shall extend the exercise period with respect to the Executive’s vested stock options from ninety (90) days from the Date of Termination to July 27, 2022 (the “Extended Exercise Period”), provided that any stock option subject to this Extended Exercise Period shall cease to be treated for tax purposes as an incentive stock option.

5. General Release. In consideration for, among other terms, the Severance Pay and Benefits, to which the Executive acknowledges that he would otherwise not be entitled, the Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, the complete waiver and release of all Claims: relating to the Executive’s employment by and termination of employment with the Company; arising out of or relating to the Employment Agreement or any other agreement between the Executive and any of the Releasees, provided, however, the Executive does not release any Claim arising out of or relating to the Checkmate Pharmaceuticals, Inc. Officer Indemnification Agreement (the “Indemnification Agreement”), the right to receive Severance Pay and Benefits pursuant to this Agreement, and the treatment of the Executive’s equity awards as provided in the Equity Documents as amended by this Agreement; of breach of express or implied contract; of wrongful termination of employment whether in contract or tort; of violation of public policy; of intentional, reckless, or negligent infliction of emotional distress; of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; of interference with contractual or advantageous relations, whether prospective or existing; of deceit or misrepresentation; of discrimination or retaliation under state, federal or municipal law, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and the Massachusetts Fair Employment Practices Act; of whistleblower retaliation; of fraud; under any other federal, state or local statute, rule, ordinance or regulation; of promissory estoppel or detrimental reliance; for wages, bonuses, incentive compensation, stock, stock options, vacation pay, severance allowances or entitlements, and any other compensation or benefits, either under the Massachusetts Wage Act, or otherwise; of slander, libel, defamation, disparagement, intentional infliction of emotional distress, personal injury, negligence or other torts; for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements. The Executive understands that this general release of Claims includes, without limitation, any and all Claims related to the Executive’s employment by the Company (including without limitation, any Claims against the Company in respect of any stock-based awards of any kind) and the termination of his employment, and all Claims in his capacity as a Company stockholder arising up to and through the date that the Executive enters into this Agreement. The Executive understands that this general release does not extend to any rights or Claims that may arise out of acts or events that occur after the date on which the Executive signs this Agreement, to Claims that cannot be released as a matter of law or to any rights to any indemnification and defense that the Executive has with the Company. This release does not affect the Executive’s rights or obligations under this Agreement, nor shall it affect the Executive’s rights, if any, to unemployment compensation benefits or to workers’ compensation. The Executive agrees not to accept damages of any nature, other equitable or legal remedies for the Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. The Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement.

6. Return of Property. The Executive acknowledges and agrees that he is required to return all Company property to the Company pursuant to Section 6 of the Employment Agreement and the Restrictive Covenants Agreement (as defined below) upon the ending of his employment. By entering into this Agreement, the Executive confirms that he has returned to the Company all Company property, including, without limitation, any Company laptop, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. After returning all Company property, the Executive agrees to delete and finally purge any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains the Executive’s property after the Date of Termination.

7. Communications. The Executive agrees that he will not communicate about his departure with anyone until after the Board has made a formal written announcement about the Executive’s departure (together, the “Company Announcement”); provided that the Executive may communicate with his tax advisors, attorneys and spouse about his departure before the Company Announcement, provided further that the Executive first advises such persons not to reveal information about the Executive’s departure and each such person agrees. Once the Company has made the Company Announcement, the Executive agrees to limit any communications regarding his departure to statements consistent with the Company Announcement.

8. Restrictive Covenants Agreement. The Executive acknowledges and reaffirms his obligations under the Employee Confidentiality, Assignment, and Noncompetition Agreement dated as of December 5, 2018 (the “Restrictive Covenants Agreement”). The Restrictive Covenants Agreement remains in full force and effect and is incorporated by reference herein as a material term of this Agreement. For the avoidance of doubt, this Agreement is being entered into in connection with the cessation of Executive’s employment and the Executive agrees that the noncompetition restrictions in the Restrictive Covenants Agreement shall apply during the Restricted Period, notwithstanding the fact that the Executive’s employment was terminated without Cause for the purposes of the Employment Agreement. In connection therewith, the Company agrees that the scope of the “business” set forth in Section 8(c) of the Restrictive Covenants Agreement in which the Company engages or is actively planning to engage shall mean a business that develops, manufactures or markets any products arising out of toll-like receptor 9 (TLR9) agonists. Accordingly, the Severance Pay and Benefits represent the full pay to which the Executive is entitled and the Executive is not entitled to any “garden leave pay” or other consideration pursuant to Section 8(c) of the Restrictive Covenants Agreement.

9. Cooperation. The Executive shall reasonably cooperate fully with the Company, including in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company reasonably believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times, taking into account, among other things, the Executive’s employment obligations. The Executive also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 9, provided that the Company shall provide mutually agreed upon hourly compensation in respect of services that relate to non-litigation matters.

10. Continuing Obligations; Termination of Payments; Injunctive Relief. The Executive acknowledges that his right to the Severance Pay and Benefits are conditioned on his full compliance with Sections 6 through 9 of this Agreement, the Restrictive Covenants Agreement and Sections 5 and 6 of the Employment Agreement. The Restrictive Covenants Agreement and Sections 5 and 6 of the Employment Agreement are incorporated by reference as material terms of this Agreement, and, together with Sections 6 through 9 of this Agreement, shall be referred to as the “Continuing Obligations”. In the event that the Executive fails to comply with any of the Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate payments provided under this Agreement other than the Accrued Obligations. Such termination in the event of a breach by the Executive of the Continuing Obligations shall not affect the general release in Section 5 of this Agreement or the Executive’s obligation to comply with the Continuing Obligations and shall be in addition to, and not in lieu of, the Company’s rights to other legal and equitable remedies that the Company may have. Further, the Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by the Executive of any of the Continuing Obligations and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if he breaches, or proposes to breach, any portion of the Continuing Obligations, then the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond, and to seek to recover the Company’s attorneys’ fees and costs associated with any such breach by the Executive.

11. Absence of Reliance. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. In signing this Agreement, the Executive agrees that he is not relying upon any promise or representations made by anyone at or on behalf of the Company.

12. Protected Disclosures. Nothing in this Agreement or otherwise limits the Executive’s: (i) obligation to testify truthfully in any legal proceeding; (ii) right to file a charge, claim or complaint with any federal agency (such as the Equal Employment Opportunity Commission) or any state or local governmental agency or commission (together, a “Government Agency”), provided that the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided further that nothing in this Agreement limits any right that the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission; or (iii) ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency.

13. Time for Consideration; Effective Date. The Company advises the Executive to consult with an attorney before entering into this Agreement. The Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement and that the Executive is voluntarily and knowingly entering into this Agreement. The Executive acknowledges that he has been given the opportunity to consider this Agreement for 21 days before executing it (the “Consideration Period”). To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If the Executive signs this Agreement before the end of the Consideration Period, the Executive acknowledges that such decision was entirely voluntary and that the Executive had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven business (7) days from the date when the Executive signs this Agreement, the Executive has the right to revoke this Agreement by written notice to the undersigned, provided that such notice is delivered so that it is received at or before the expiration of the seven business day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

14. Enforceability. The Executive acknowledges that, if any portion or provision of this Agreement or the Continuing Obligations shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

15. Entire Agreement. This Agreement, including the Continuing Obligations, constitute the entire agreement between the Executive and the Company concerning the Executive’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company including, without limitation, the Employment Agreement (except for those sections preserved in the Continuing Obligations), provided that the Equity Documents and the Indemnification Agreement shall continue to be in full force and effect in accordance with their terms.

16. Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by either Party of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.

17. Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits made to the Executive in connection with the Executive’s employment with the Company.

18. Section 409A. The Parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

19. Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive. The Executive is not entitled to any bonus, incentive compensation or other compensation except as specifically set forth in this Agreement.

20. Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

21. Consent to Jurisdiction. The parties hereby consent to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

22. Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Date of Termination but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Electronic and pdf signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

COMPANY:

CHECKMATE PHARMACEUTICALS, INC.

By:	/s/ Michael Powell
Name:	Michael Powell
Title:	Chairman of the Board of Directors

Date:	October 27, 2021

EXECUTIVE:

/s/ Barry Labinger
Name:	Barry Labinger

Date:	October 27, 2021